Exhibit 5.1

Jaime L. Chase

+1 202 728-7096

jchase@cooley.com

June 12, 2025

Tempest Therapeutics, Inc.

2000 Sierra Point Parkway, Suite 400

Brisbane, CA 94005

Ladies and Gentlemen:

We have acted as counsel for Tempest Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company of (i) 405,000 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”); and (ii) pre-funded warrants (the “Warrants”) to purchase up to 334,000 shares of Common Stock (the “Warrant Shares”), all pursuant to the Registration Statement on Form S-3 (File No. 333-280918) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included in the Registration Statement (the “Base Prospectus”), and the related prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). Each share of Common Stock includes a preferred share purchase right (each, a “Right,” collectively, the “Rights”) as set forth in the Rights Agreement (the “Rights Plan”), dated as of October 10, 2023, as amended. between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the forms of the Warrants to be filed as exhibits to a Current Report on Form 8-K, the Company’s certificate of incorporation and bylaws, each as currently in effect, the Rights Plan and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

With respect to our opinion concerning the Rights:

(i) Our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s board of directors (the “Board”) may be required to redeem or terminate, or take other action with respect to, the Rights or Rights Plan in the future based on the facts and circumstances then existing.

(ii) Our opinion assumes that the Rights Plan has been duly authorized, executed and delivered by the Rights Agent and that members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Plan. With respect to Rights associated with Shares to be offered in the future under the Registration Statement, our opinion assumes the Rights Plan has not been terminated by the Company or expired by its terms and the Rights have not expired or been redeemed or exchanged by the Company, in each case, prior to the issuance of such Shares.

Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com

Tempest Therapeutics, Inc.

June 12, 2025

Page Two

(iii) Our opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares of the Company, and not any particular provision of the Rights or the Rights Plan. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Our opinion is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

With regard to our opinion as to the Warrants and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, antidilution adjustments to outstanding securities of the Company or other matters may cause the Warrants to be exercisable for more shares of Common Stock than the number then available for issuance by the Company or that the consideration paid upon exercise of the Warrants is less than the par value per share of the Common Stock.

With regard to our opinion concerning the Warrants constituting binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws which relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law;

(ii) Our opinion is subject to the qualification that (a) the enforceability of provisions for indemnification or limitations on liability may be limited by applicable law and by public policy considerations, and (b) the availability of specific performance, an injunction or other equitable remedies is subject to the discretion of the court before which the request is brought;

(iii) We express no opinion with respect to any provision of the Warrants that: (a) relates to the subject matter jurisdiction of any federal court of the United States of America or any federal appellate court to adjudicate any controversy related to the Warrants; (b) specifies provisions may be waived in writing, to the extent that an oral agreement or implied agreement by trade practice or course of conduct has been created that modifies such provision; (c) contains a waiver of an inconvenient forum; (d) provides for liquidated damages, default interest, late charges, monetary penalties, prepayment or make whole payments or other economic remedies; (e) relates to advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, service of process or procedural rights; (f) restricts non-written modifications and waivers; (g) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy; (h) relates to exclusivity, election or accumulation of rights or remedies; (i) authorizes or validates conclusive or discretionary determinations or (j) provides that provisions of the Warrants are severable to the extent an essential part of the agreed exchange is determined to be invalid and unenforceable; and

(iv) We express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law or jurisdiction provided for in the Warrants.

Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com

Tempest Therapeutics, Inc.

June 12, 2025

Page Three

On the basis of the foregoing, in reliance thereon and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that (i) the Shares and associated Rights, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, and the Shares will be fully paid and nonassessable, (ii) the Warrants, when duly executed by the Company and delivered to the purchasers thereof against payment therefor as described in the Registration Statement and the Prospectus, will be binding obligations of the Company and (iii) the Warrant Shares and any associated Rights, when sold and issued in accordance with the terms of the Warrants, will be validly issued, and the Warrant Shares will be fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

COOLEY LLP

By:	/s/ Jaime L. Chase
Jaime L. Chase

Cooley LLP 1299 Pennsylvania Avenue NW Suite 700 Washington, DC 20004-2400

t: +1 202 842 7800 f: +1 202 842 7899 cooley.com